Exhibit 99.1

For Immediate Release	Contacts: Media Alecia Pulman (646) 277-1220 apulman@icrinc.com Investor Relations Tom Ryan (203) 682-8200 tryan@icrinc.com Raphael Gross (203) 682-8200 rgross@icrinc.com

Ruth’s Hospitality Group, Inc. Reports Third Quarter 2009 Financial Results

HEATHROW, Fla.—(BUSINESS WIRE)—October 30, 2009—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited results for its third quarter ended September 27, 2009.

Highlights for the third quarter 2009 compared to the third quarter of 2008 were as follows:

•	Total revenue decreased 21.4% to $77.8 million compared to $98.9 million in the third quarter of 2008.

•	Net loss of $1.0 million or $0.04 per diluted share compared to a net loss of $0.5 million or $0.02 per diluted share in the third quarter of 2008.

•	Company-owned comparable restaurant sales for Ruth’s Chris Steak House decreased 24.0%. Company-owned comparable restaurant sales for Mitchell’s Fish Market decreased 12.3%.

•	Food and beverage costs, as a percentage of restaurant sales, decreased 330 basis points to 28.5% primarily driven by favorable beef costs.

•	Restaurant operating expenses, as a percentage of restaurant sales, increased 410 basis points to 57.5% resulting from the effect of fixed costs related to lower sales volumes.

•	General and administrative expenses declined by $1.3 million to $5.4 million compared to $6.7 million in the third quarter of 2008.

•	Depreciation and amortization expenses increased 70 basis points to 5.3% of total revenues.

•	The third quarter results include $0.4 million in restructuring costs related to lease termination charges for two restaurant locations.

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Interest expense decreased $0.6 million to $1.9 million in the third quarter of 2009 and included a gain of $0.4 million for a mark-to-market non-cash adjustment relating to interest rate swap agreements. During the third quarter of 2008, the company recorded a charge of $0.1 million for a mark-to-market adjustment relating to interest rate swap agreements.

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At the end of the third quarter of 2009, the Company had $148.5 million in debt outstanding under its senior credit agreement. This represents a reduction of $11.8 million from December 28, 2008, including a $1.5 million pay down during the quarter.

Michael P. O’Donnell, President and Chief Executive Officer of Ruth’s Hospitality Group, Inc., stated, “We continue to face challenges related to consumer spending and third quarter results underscore that fact. For the period, we experienced restaurant sales that were generally in line with the first two quarters of 2009, while favorable commodity costs and ongoing expense initiatives resulted in slightly improved year over year operating margins excluding one-time items in both periods. We also made progress reducing our outstanding debt which has been a priority for Ruth’s Hospitality Group. Through the first nine months of the year, we have reduced debt by approximately $12 million.”

Review of Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, decreased 21.4% to $77.8 million in the third quarter of 2009 compared to $98.9 million in the third quarter of 2008.

Company-owned restaurant sales declined 20.8% to $75.6 million for the third quarter of 2009 from $95.4 million in the same quarter last year. Total operating weeks decreased 0.3% to 1,118 from 1,121.

Average weekly sales for Ruth’s Chris Steak House were $67.9 thousand in the third quarter of 2009 compared to $88.3 thousand in the third quarter of 2008. Average weekly sales at Mitchell’s Fish Market were $69.5 thousand compared to $79.2 thousand in the prior year third quarter.

For the third quarter of 2009, Company-owned comparable restaurant sales at Ruth’s Chris Steak House decreased 24.0%, which consisted of an average check decrease of 3.3% and an entrée reduction of 21.5%, offset by product mix shifts. Company-owned comparable restaurant sales at Mitchell’s Fish Market decreased 12.3%, which consisted of an average check decrease of 2.8% and an entrée reduction of 9.7%, offset by product mix shifts.

Franchise income decreased 30.5% to $2.4 million from $3.4 million in the third quarter of 2008. This decrease was driven primarily by a decline in blended comparable franchise-owned restaurant sales of 20.0%.

The Company incurred $0.4 million in restructuring costs during the third quarter of 2009 related to lease termination charges for two restaurant locations. These charges relate to the company’s decision in 2008 not to build any new restaurants in 2009.

Operating income was $1.0 million in the third quarter of 2009. Excluding the $0.4 million in restructuring cost related to lease termination charges for two restaurant locations, operating income would have been $1.4 million. This compares to operating income of $1.7 million in the same quarter last year.

Net loss was $1.0 million in the third quarter of 2009, or $0.04 per diluted share, compared to a net loss of $0.5 million, or $0.02 per diluted share, in the third quarter of 2008.

Restaurant Portfolio

During the third quarter of 2009, one franchised Ruth’s Chris Steak House location was opened in Durham, North Carolina, while one franchised location in Las Vegas, Nevada was closed. In October, our fifth franchised location opened in Kennesaw, Georgia while one franchised location in Aspen, Colorado closed. Additionally, the Company signed a two unit franchise development agreement for Puerto Rico.

Financial Outlook

Based upon year-to-date results and expectations for the fourth quarter of 2009, Ruth’s Hospitality Group, Inc. is providing the following updated outlook for 2009:

•	Five to six Ruth’s Chris Steak House franchise openings; no Company-owned restaurant openings

•	Cost of goods sold of 28.5% to 29.5% of sales

•	General and administrative expenses of $22.5 million to $24.0 million

•	Effective tax rate of 17.0% to 20.0%

•	Capital expenditures of $5.0 million to $6.0 million

•	Diluted weighted-average shares outstanding of approximately 23.8 million

Conference Call

The Company will host a conference call to discuss third quarter 2009 financial results today at 8:30 AM Eastern Standard Time. Hosting the call will be Mike O’Donnell, President and Chief Executive Officer, and Bob Vincent, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-211-9963 or for international callers by dialing 913-312-1403. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 4385927. The replay will be available until November 6, 2009. The call will also be webcast live from the Company’s website at www.rhgi.com under the Investor Relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

RUTH’S HOSPITALITY GROUP, INC

Condensed Consolidated Statements of Income - Unaudited

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	September 28, 2008	September 27, 2009	September 28, 2008	September 27, 2009
Revenues:
Restaurant sales	$95,437	$75,592	$291,832	$253,752
Franchise income	3,408	2,367	9,701	7,524
Other operating income	85	(174)	2,704	1,962

Total revenues	98,930	77,785	304,237	263,238

Costs and expenses:
Food and beverage costs	30,384	21,520	91,909	72,538
Restaurant operating expenses	50,931	43,438	147,134	139,335
Marketing and advertising	3,533	1,820	10,893	8,216
General and administrative costs	6,707	5,417	23,640	16,650
Depreciation and amortization expenses	4,525	4,130	12,281	12,375
Pre-opening costs	1,095	—	2,451	16
Loss on impairment	—	—	—	286
Restructuring expenses	—	419	—	419
Loss on the disposal of property and equipment, net	102	87	102	1,020

Operating income	1,653	954	15,827	12,383

Other income (expense):
Interest expense	(2,511)	(1,926)	(6,901)	(6,060)
Other	242	(59)	763	359

Income (loss) from continuing operations before income tax (benefit)	(616)	(1,031)	9,689	6,682

Income tax expense (benefit)	(348)	(113)	2,555	1,203

Income (loss) from continuing operations	(268)	(918)	7,134	5,479

Discontinued operations, net of income tax benefit	252	36	366	363

Net income (loss)	$(520)	$(954)	$6,768	$5,116

Basic earnings (loss) per share:
Continuing operations	$(0.01)	$(0.04)	$0.31	$0.23
Discontinued operations	(0.01)	—	(0.01)	(0.01)

Basic earnings (loss) per share	$(0.02)	$(0.04)	$0.30	$0.22

Diluted earnings (loss) per share:
Continuing operations	$(0.01)	$(0.04)	$0.30	$0.23
Discontinued operations	(0.01)	—	(0.01)	(0.01)

Diluted earnings (loss) per share	$(0.02)	$(0.04)	$0.29	$0.22

Shares used in computing net income (loss) per common share:
Basic	23,312,679	23,603,180	23,274,761	23,552,830

Diluted	23,312,679	23,603,180	23,425,504	23,711,674

RUTH’S HOSPITALITY GROUP, INC

Selected Balance Sheet Data

(dollar amounts in thousands)

	December 28, 2008	September 27, 2009
Cash and cash equivalents	3,876	2,648
Total assets	293,519	273,987
Long-term debt	160,250	148,500
Total shareholders’ equity	37,143	43,931